Exhibit 10.34

METABASIS EMPLOYEE INCENTIVE
COMPENSATION PLAN FOR 2007

The Metabasis Employee Incentive Compensation Plan (the “Plan”) is designed to offer incentive compensation to all eligible employees by rewarding the achievement of individual and company goals. This plan helps foster an environment that focuses on the achievement of goals through teamwork, recognition of company goals and a drive for profitability. The Company reserves the right to discontinue or modify the Plan at any time at its sole discretion.

I.              Purpose of the Plan

The Metabasis Employee Incentive Compensation Plan is designed to:

•                                          Encourage teamwork among all areas within the Company

•                                          Incorporate an incentive program within the Company’s overall compensation program designed around the company and individual goals;

•                                          Reward employees who have a positive impact on company results;

•                                          Provide an incentive to achieve overall company goals thereby enhancing shareholder value.

II.            Plan Governance

The Compensation Committee of the Board of Directors will govern the Plan. The Chief Executive Officer of Metabasis will be responsible for administration of the Plan. The Compensation Committee will be responsible for approving any incentive awards to officers of the Company and for determining and approving incentive awards to the President and Chief Executive Officer.

III.           Incentive Compensation Determinations

A.            Incentive Bonus Target

Incentive bonus targets represent the incentive bonus payable to an employee as a percentage of each eligible participant’s annual compensation rate (base salary and sales commissions only) assuming attainment of 100% of individual and company goals and the composition of the employee workforce. The following are the incentive bonus targets for each respective job title or group. At the discretion of management, the bonus may be linked to salary grade rather than a title:

TITLE	BONUS TARGET
CEO or President	50%
Executive VP.	40%
Senior, Officer VP	35%
Vice President	20%
Director	15%
Manager, Supervisor	10%

C.            Company and Individual Performance Goals

1)                                      The Plan provides for incentive bonuses based on the achievement of annual individual and company goals that have been submitted and approved as described in point #2 of this section. The relative weight between individual and company performance factors varies based on job levels. The weighting will be reviewed prior to the beginning of each calendar year and adjusted as necessary or appropriate. The plan weighting for calendar year 2007 are:

TITLE	COMPANY	INDIVIDUAL
CEO or President	100%	0%
Executive, Senior, Officer VP	85%	15%
Vice President	70%	30%
Director	60%	40%
Manager, Supervisor	50%	50%

2)                                      The President and Chief Executive Officer will present to the Board of Directors a list of overall company goals for the year, which are subject to approval by the Board of Directors. All management-level participants will develop a written list of key individual goals to be approved by the responsible vice president and by the President and Chief Executive Officer.

3)                                      Separate payment “percent multipliers” will be determined after evaluating both individual and company performance against goals. The following scale will be used to determine the actual bonus percent multiplier based upon measurement of individual and company performance against stated goals:

PERFORMANCE	PERCENT
MEASUREMENT	MULTIPLIER
Met/exceeded all goals	100%-125%
Met most goals	75%-99%
Met some goals	25%-74%
Performance for the year was unacceptable	0%

IV.                          Calculation of Incentive Bonus

Calculation Steps (See attached example):

1)                                Management determines each participant’s maximum incentive bonus target (the “Bonus Target”) by multiplying the participant’s base salary paid during the calendar year by the appropriate bonus target percentage;

2)                                Management determines each participant’s maximum incentive bonus target for both individual (Individual Target) and company (Company Target) categories by multiplying the appropriate percentage weighting for each participants position by the participant’s Bonus Target;

3)                                Management multiplies the approved company and individual performance measurement percentages against the participant’s Company Target and Individual Target respectively.

4)                                Management adds the individual and company totals together to determine the incentive bonus earned for each participant.

V.                              Payment of Incentive Bonuses

Annual individual and company performance reviews will be completed prior to awarding bonuses. This process requires appropriate management to submit written evaluations of eligible employee’s individual performance against goals, along with recommended performance measurement percent multipliers, to their respective department Vice

Presidents. These evaluations and recommendations will be reviewed and submitted for approval by the Chief Executive Officer. The Chief Executive Officer will submit individual evaluations for all officers and recommendations, along with an evaluation of the Company’s performance against goals, to the Compensation Committee of the Board of Directors. The Committee will provide final approval for incentive compensation bonus pay-outs for the officers. The Chief Executive Officer will approve all non-officer bonuses.

The Company reserves the right to make any or all of the incentive bonus pay-out in the form of cash or company stock. Additionally, the Company, in its sole discretion, may pro-rate an employees incentive compensation bonus based on the employee’s date of hire, tenure in position or other factors as deemed appropriate.

INCENTIVE COMPENSATION PROGRAM- EXAMPLE CALCULATION

Name	John Doe
Title	Director
Base Salary	$100,000
Bonus Target	15%
Bonus Target Amount	$15,000

Target Award — Company	60%, $9,000
Target Award — Individual	40%, $6,000

Performance Multiplier — Company	70%
Performance Multiplier — Individual	50%

INCENTIVE AWARD:
Company Component	$6,300
Individual Component	$3,000
TOTAL AWARD	$9,300